Hamilton & Associates Law Group, P.A.

Attorneys   Counselors   Consultants

101 Plaza Real South, Suite 202N, Boca Raton, FL 33432

www.SecuritiesLawyer101.com

email: info@securitieslawyer101.com
  Telephone: 561-416-8956         Facsimile: 561-416-2855

February 19, 2016

Force Protection Video Equipment Corp.

140 Iowa Lane

Suite 101

Cary, NC 27511

Re: Registration Statement on Form S-1

 Ladies and Gentlemen:

We have acted as counsel to Force Protection Video Equipment Corp., a Florida corporation (the “Company”) in the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 19, 2016, as amended, in connection with the registration for resale from time to time, on a continuous or delayed basis, by certain of the Company’s security holder, of up to 2,415,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issued or issuable pursuant to the Securities Purchase Agreement, dated November 12, 2015, as amended, between the Company and RDW Capital, LLC, as amended to date (the “Purchase Agreement”), the selling security holder identified in the Registration Statement or its assigns.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Registration Statement and the provisions of the Purchase Agreement, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of RDW Capital, LLC, or its assigns, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Florida, as currently in effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

 Very truly yours,
/s/ Brenda Hamilton, Esq.

Principal of Hamilton & Associates Law Group, P.A.